CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Unsecured Notes	$1,00,000,000	$39,300.00

PROSPECTUS Dated March 29, 2006	Pricing Supplement Number: 4824 Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT Dated March 29, 2006	Dated June 4, 2008 Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Floating Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	June 4, 2008
Settlement Date (Original Issue Date):	June 9, 2008
Maturity Date:	June 9, 2010
Principal Amount:	US$ 1,000,000,000
Price to Public (Issue Price):	100.00%
Underwriters Commission:	0.06%
All-In Price:	99.94%
Net Proceeds to Issuer	US$ 999,400,000
Interest Rate Basis:	LIBOR, as determined by Reuters
Index Currency:	U.S. Dollars
Coupon:	Plus 40 basis points
Index Maturity:	Three Months
Index Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on each March 9, June 9, September 9, and December 9, commencing September 9, 2008 and ending on the Maturity Date
Initial Interest Rate:	To be determined two London Business days prior to the Original Issue Date
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date
Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date
Day Count Convention:	Actual/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter
Call Dates (if any):	N/A
Call Notice Period:	N/A

Page 2
Filed Pursuant to Rule 424(b)(3)
Dated June 4, 2008
Registration Statement: No. 333-132807

Put Dates (if any):	N/A
Put Notice Period:	N/A
CUSIP:	36962G3X0

Investing in the Notes involves risks. See "Risk of Foreign Currency Notes and Indexed Notes" on Page 2 of the accompanying prospectus supplement and "Risk Factors" on Page 2 of the accompanying prospectus.

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters"), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 0.06% of the principal amount of the Notes.

Institution Lead Manager:	Commitment
Goldman, Sachs & Co.	$ 250,000,000
JP Morgan Securities Inc.	$ 250,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$ 250,000,000
Morgan Stanley & Co. Incorporated	$ 250,000,000

Total	$ 1,000,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information:

General

At March 31, 2008, the Company had outstanding indebtedness totaling $530.57 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 31, 2008, excluding subordinated notes payable after one year, was equal to $519.13 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,					Quarter Ended March 31, 2008
2003	2004	2005	2006	2007
1.73	1.83	1.67	1.63	1.56	1.41

Page 3
Filed Pursuant to Rule 424(b)(3)
Dated June 4, 2008
Registration Statement: No. 333-132807

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.